UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Introductory Note: Cleveland-Cliffs Inc ("the Company") is filing this Amendment No. 1 to its Current Report on Form 8-K (the "Form 8-K") solely to correct the date on the cover page of the Form 8-K.

On December 17, 2004, Ispat International N.V. completed its acquisition of LNM Holdings N.V. to form Mittal Steel Company N.V. ("Mittal"). On April 13, 2005, Mittal completed its acquisition of International Steel Group Inc. (subsequently renamed Mittal Steel USA ISG Inc., "ISG"). At the time of the acquisition of ISG, the Company had three different sales contracts with steel companies that became part of Mittal:

· Ispat Inland Inc. ("Ispat"). Ispat was a wholly owned subsidiary of Ispat International N.V. On December 31, 2002, the Company entered into a Pellet Sale and Purchase Agreement with Ispat (the "Ispat Contract"). The Ispat Contract runs through 2015.

· ISG. The Company entered into a Pellet Sale and Purchase Agreement with ISG on April 10, 2002, which runs through 2016 (the "ISG Contract"). The ISG Contract was subsequently amended in December 2004.

· ISG Weirton Inc. (formerly Weirton Steel Corporation, "Weirton"). Prior to the acquisition of ISG by Mittal, ISG had acquired Weirton, which was in Chapter 11 bankruptcy at the time. The Company was one of two suppliers of iron ore pellets to Weirton. At the time of ISG’s acquisition of Weirton, the Company entered into an Amended and Restated Pellet Sale and Purchase Agreement dated May 17, 2004, with both ISG and Weirton (the "Weirton Contract"). The Weirton Contract runs through 2018.

In December 2005, the Company was informed that Mittal had merged Ispat into ISG and that ISG had assumed Ispat’s obligations under the Ispat Contract.

During 2005, the Company’s North American pellet sales totaled approximately 22.3 million tons, with pellet sales to Mittal representing approximately forty-eight percent (48%) of North American sales volume. Currently, 2006 pellet sales are projected to be approximately 21 million tons, not including any sales to Weirton.

In 2005 Mittal shut down Weirton’s blast furnace. The Weirton Contract has a minimum annual purchase obligation and requires Mittal to purchase "for the years 2004 and 2005 the greater of sixty-seven percent (67%) of [Weirton’s] total annual iron ore pellet requirements, or 1.5 million tons and, for the years 2006 through and including 2018, a tonnage amount equal to [Weirton’s] total annual iron ore pellet tonnage requirements, with a minimum annual purchase obligation of 2.0 million tons per year, required for consumption in Steel’s iron and steel making facilities in any year at [Weirton]". Over the past few months the Company has been in discussions with Mittal regarding the terms of the Weirton Contract in response to Mittal’s request for relief from the minimum purchase obligation. These discussions have resulted in no agreement between the Company and Mittal as to the Weirton minimum purchase obligation. Mittal purchased approximately 325,000 tons of iron ore pellets less than its 1.5 million minimum purchase obligation for 2005, and as a result the Company invoiced Mittal approximately $17 million for this remaining tonnage. The sale of this tonnage would be recorded in 2006. Payment for this tonnage was due on January 30, 2006 and has not been received. Mittal has advised the Company that the Weirton blast furnace has been permanently shut down and will not be restarted. Mittal has also taken the position that it has no future obligation to purchase pellets under the Weirton contract.

Mittal has also claimed that in 2004 it overpaid a supplemental steel price sharing provision (the "Special Steel Payment") under the Weirton and ISG Contracts. Mittal claims that, prior to the acquisition of ISG by Mittal, surcharges were improperly included in the average annual unprocessed hot band steel pricing for purposes of calculating the Special Steel Payment under both contracts, despite the fact that ISG itself calculated the amount of the Special Steel Payment, included surcharges in that calculation, and did not claim that it was making or had made any overpayment. Mittal has claimed an overpayment of approximately $8.7 million with respect to the Weirton Contract and approximately $49.6 million with respect to the ISG Contract. The Company is confident that the Special Steel Payment calculation properly included all revenue including surcharges. The Company believes that Mittal’s positions with respect to the minimum purchase obligation and the Special Steel Payment are without merit.

The Company is currently negotiating with Mittal in an attempt to resolve the foregoing disputes. The Company is also currently reviewing all of its legal options, including the possible initiation of an arbitration proceeding under the Weirton Contract.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

February 16, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary